Exhibit 10.1
RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made as of January 6, 2015 and is by and between Newfield Exploration Company, which shall include its successors, assigns, parents, subsidiaries, affiliates and partners (the “Company”), and William D. Schneider (“Executive”).

WHEREAS, Executive was a founding member of the Company, has been continuously employed by the Company for more than 26 years, and currently serves as the Company’s Sr. Vice President - Exploration;

WHEREAS, Executive has notified the Company and its Board of Directors (“Board”) that he intends to retire as an Executive and employee of the Company effective at the close of business on January 2, 2015 (“Employment Termination Date”), and the Company and the Board have agreed to such date; and

WHEREAS, the Company and Executive desire to set forth certain agreements and understandings regarding, among other things, (1) Executive’s termination of employment with the Company, (2) certain benefits the Company has agreed to provide to Executive upon termination of employment and (3) Executive’s release of any and all claims against the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1.           TERMINATION OF EMPLOYMENT. Executive has decided to retire from his position as an officer of the Company. The Executive’s employment with the Company will terminate on the Employment Termination Date.  Executive shall be entitled to all compensation and benefits earned through the Termination Date, subject to customary withholding for taxes and applicable deductions, including payment for all accrued but unused vacation.  The receipt of such wages and benefits was not conditioned upon Executive’s execution of this Agreement.

2.           SEPARATION BENEFITS AND ERISA ACKNOWLEDGEMENT. The Company will provide Executive with regular separation benefits described on Annex A. Executive will receive the regular separation benefits even if he declines to sign this Agreement and execute the release of claims.  Company acknowledges that Executive may be a participant in certain pension and welfare benefits plans and programs of Company and nothing herein contained shall be construed as waiver of the benefits to which Executive is otherwise qualified, vested or entitled, except for severance benefits, in accordance with such plans’ respective terms.

3.           CASH PAYMENT FOR CERTAIN RESTRICTED STOCK UNITS. In recognition of Executive’s agreement to enter into the Non-Compete Agreement attached hereto as Annex B, and upon execution of this Agreement and the Non-Compete Agreement by the Company and Executive, the Company will make a one-time cash payment to Executive equal to $689,138.00 (subject to customary withholding for taxes and applicable deductions) (the “RSU Equivalent Cash Bonus Amount”).  The RSU Equivalent Cash Bonus Amount equals the number of shares subject to time-based awards under Executive’s outstanding restricted stock unit agreements (as reflected on Annex C attached hereto, which specifies the number of shares subject to such awards being 28,750 shares), multiplied by the average high and low trading price of the Company’s common stock on the date the Compensation & Management Development Committee approved this Agreement, or $23.97 per share.  The RSU Equivalent Cash Bonus Amount shall be in lieu of any other entitlements Executive may have in connection with the awards described on Annex C attached hereto.

4.           CASH PAYMENT FOR 2014 PERFORMANCE AND YEARS OF SERVICE.  In recognition of Executive’s agreement to enter into the Non-Compete Agreement attached hereto as Annex B, along with his performance during 2014 and 26 years of service with the Company, the Company will make a one-time cash payment to Executive equal to $1,310,000 (subject to customary withholding for taxes and applicable deductions) (the “2014 Performance Cash Bonus Amount”).

5.           RELEASE OF CLAIMS.  In return for the promises made herein, Executive hereby unconditionally waives and releases the Company, its predecessors and successors, its owners and parents, subsidiaries and other affiliates, directors, officers, employees, agents, benefits plans and its fiduciaries, insurers, and all others acting through or on behalf of each of the foregoing entities and persons (collectively, the “Company Released Persons”) from any and all claims, causes of action, and liabilities of any kind or character, whether now known or unknown, which Executive may have against any of them as of the date of Executive’s execution of this Agreement, including, but not limited to:  (i) claims or causes of action for salary, bonus or other incentive compensation, profits, expense reimbursements, any other form of compensation or benefits, damages of any nature whatsoever, attorneys’ fees, or any other monetary amounts of any nature whatsoever; (ii) claims or causes of action under any federal or state statute, regulation, ordinance, common law or other source of law (e.g., asserting breach of contract or good faith and fair dealing, defamation, infliction of emotional distress, other tort, discrimination or harassment, ERISA, COBRA, Title VII of the Civil Rights Act, ADA, ADAAA, GINA, ADEA, USERRA, etc.) based on any act or omission by the Company or any other Company Released Person during Executive’s tenure with the Company or related to Executive’s status at the Company or Executive’s resignation from and/or the termination of Executive’s employment with the Company; and/or (iii) any other act or omission of the Company or any other Company Released Person regardless of its nature or character.  In return for the promises made herein, the Company, its predecessors and successors, its owners and parents, subsidiaries and other affiliates, directors, officers, employees, agents, benefits plans and its fiduciaries, insurers, and all others acting through or on behalf of each of the foregoing entities and persons (collectively, the “Company Releasing Persons”) hereby unconditionally waive and release the Executive, his successors and assigns (the “Executive Released Persons”), from any and all claims, causes of action, and liabilities of any kind or character, whether now known or unknown, which the Company Releasing Persons may have against any of the Executive Released Persons as of the date of Executive’s execution of this Agreement.  Any claims arising after the Effective Date of this Agreement are not covered by this release.  Further, notwithstanding the foregoing, the claims released herein expressly do not include: (a) any claim to compensation, benefits or other sums owed pursuant to, or referenced within, Sections 1 through 4 of this Agreement; (b) any claim to indemnification or the benefits of any insurance

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policy to which Executive may be entitled; or (c) any rights arising out of, or relating to, those restricted stock unit agreements set forth on Annex D.  Without limiting the preceding statements, it is acknowledged that Executive does not waive any right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC), any state fair employment practices agency, or the National Labor Relations Board (NLRB), (subject to the restriction that, if any charge is filed, Executive agrees not to violate the confidentiality provisions of this release or to seek or in any way accept any award, recovery, settlement, or individual relief therefrom).

6.           NOTICE AND TERMS REGARDING ADEA AND OWBPA.  In recognition of its statutory duty as an employer under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), the Company hereby advises Executive that this Agreement is an important legal document and that Executive should consult with a lawyer before signing it.  Specifically, Executive expressly acknowledges and agrees as follows:  (i) by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising out of the ADEA; (ii) in return for this Agreement, Executive will receive consideration beyond that which Executive was otherwise entitled to receive before entering into this Agreement; (iii) Executive was given a copy of this Agreement on a date at least twenty-one days prior to the deadline to accept the offer embodied herein;  (iv) Executive has been advised in writing by the Company to consult with an attorney before signing this Agreement; and (v) if Executive accepts this Agreement, Executive has seven (7) days following the date of the execution of this Agreement and Release to revoke this Agreement (the “Revocation Period”).  To effectively revoke acceptance of this Agreement, the Company must receive, prior to the expiration of the Revocation Period, written notice from Executive of the desire to revoke acceptance of this Agreement.  Such notice must be provided to Newfield Exploration Company, Attn: Thomas Smouse, 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380.

7.           RETURN OF COMPANY PROPERTY.  Executive hereby represents and warrants that Executive has no claim or right, title or interest in, or possession of, any intellectual property or comparable assets of the Company.  Promptly after the execution of this Agreement, to the extent Executive has not already done so or unless the Company agrees otherwise, Executive agrees to leave in Executive’s office or deliver to the Company all non-personal confidential correspondence, memoranda, notes, records, data, software, hardware, manuals, documentation, passwords, authorizations, or other information, analysis, or other documents and all copies thereof, which are in Executive’s possession, custody or control and which are related in any manner to the past, present or anticipated business of the Company or the work Executive performed for the Company.  Executive shall deliver to the Company any property belonging to the Company in Executive’s possession or control, including, any security key cards, keys, or other materials furnished by the Company for Executive’s use; provided, however, Executive shall be entitled to keep any items agreed to by the Company and any personal notes other than those prepared in anticipation of litigation on behalf of the Company.

8.           NONDISCLOSURE.  Executive will continue to honor the terms of any confidentiality agreements that he has with the Company and/or its predecessors, and its clients, which are incorporated into this Agreement by reference, including without limitation those

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specifically relating to personnel, proprietary information, trade secrets, computer systems, and manufacturing processes.  Unless otherwise required by force of law, Executive further agrees not to discuss this Agreement with anyone, and not to authorize discussion by anyone of the fact, the terms of or the amount of this Agreement.  Executive agrees, therefore, that Executive will not disclose or permit to be disclosed any information contained in the Agreement or any of its terms or conditions to anyone, including, but not limited to past, present and future employees of the Company, except as set forth in this paragraph.  Notwithstanding the foregoing, Executive may discuss the terms and the amount of this Agreement with his spouse and family members, any attorneys, accountants, financial or or tax advisors Executive may consult for professional advice, but that any such persons or entities are to be advised of the agreement to confidentiality and the expectation that they not disclose the terms or amount of this Agreement to anyone else other than those attorney(s), or accountant(s), or financial or tax advisors Executive engages or employs.  Executive further agrees that if subpoenaed to testify, either at trial, or before any private, governmental or other agency or tribunal, in any matter in which either the Company or any former or current entities which Executive knows to be related to or affiliated with the Company is a party, Executive will immediately notify by certified mail, return receipt requested, the General Counsel of the Company.

9.           NO TAX WARRANTIES.  The Company and its agents make no representations or warranties as to the tax treatment of this Agreement by any taxing authorities.  Executive consents and agrees to the Company’s issuance, at its sole discretion, a W-2 in the amount of all wages earned in 2014 and 2015.  Executive agrees that Executive shall have and assume all liability for all income taxes and all FICA, Medicare, and such other payroll taxes applicable to him, with respect to the payments hereunder, as well as all interest and/or penalties assessed or imposed arising out of any such tax(es) that may be imposed by the Internal Revenue Service or any other federal, state or local taxing authority.

10.           ASSISTANCE OF COUNSEL.  The parties have had the opportunity to consult with their attorneys prior to the execution of this Agreement to discuss its contents and meaning and have taken a reasonable amount of time in which to consider this Agreement.  The Company encourages Executive to seek the advice of an attorney.  The parties understand the terms and conditions of this Agreement, agree to abide by the same, and knowingly and voluntarily execute it without reservation.

11.           NO ADMISSION OF LIABILITY.  Neither the fact of this Agreement, nor any provision of this Agreement is to be construed as an admission of liability by either party, all such liability being hereby denied.  The parties agree that this Agreement may not be used as evidence against either party except in any subsequent proceeding which is based solely upon a specific allegation that either of the parties has breached this Agreement or in any proceeding in which either party presents testimony about matters covered by this Agreement.

12.           NONDISPARAGEMENT.  Executive agrees as a term of this Agreement to refrain from making public or private comments regarding the Company or any of its affiliated entities that are defamatory or place such entity in a false light.  The Company agrees that it will instruct the Board and the Company’s executive officers, and will use reasonable efforts to cause

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them, to refrain from making any public or private comments regarding Executive or any of his family members that are defamatory or place such person in a false light.

13.           ENFORCEMENT OF AGREEMENT.  No waiver or non-action with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.

14.           CHOICE OF LAW AND VENUE.  This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas without reference to conflict of law principles.  Venue shall lie exclusively with the District Courts of Montgomery County, Texas.

15.           MERGER.  This Agreement supersedes, replaces, and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and the Company and constitutes the entire agreement between Executive and the Company with respect to the subject matter of this Agreement.  This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties.

16.           EXCLUSIVE BENEFITS.  Executive agrees and acknowledges that the only benefits associated with the end of Executive’s employment with the Company are set forth herein and the benefits stated in this Agreement are in excess of what the Executive would otherwise be entitled to had Executive not signed this Agreement.  Executive agrees that Executive is not entitled to any additional benefits in connection with the end of Executive’s employment.

17.           VOLUNTARY AGREEMENT.  Executive acknowledges and agrees that Executive has carefully read this Agreement and understands it to be a release of all claims, known and unknown, past or present.  Executive warrants that Executive is fully competent to execute this Agreement, which Executive understands to be contractual.  Executive further acknowledges (i) that Executive executes this Agreement of Executive’s own free will, after having been given sufficient time in which to review, study, consider, and deliberate regarding its meaning and effect; (ii) that Executive has had the opportunity to consult with counsel prior to executing same; and (iii) that Executive executes this Agreement without reliance on any representation of any kind or character not expressly set forth herein.  Finally, Executive executes this Agreement fully knowing its effect and voluntarily for the consideration stated above.

18.           SAVING CLAUSE.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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19.           THE EFFECTIVE DATE AND PAYMENTS.  The “Effective Date” of this Agreement, shall be eight (8) days after the execution of this Agreement by Executive; provided, however, that Executive has not exercised the right of revocation pursuant to paragraph 6 above. The RSU Equivalent Cash Bonus Amount and the 2014 Performance Cash Bonus Amount will be made as soon as administratively feasible following the Effective Date, but no later than 30 days following the Effective Date.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Executive has executed this Agreement, in The Woodlands, Texas as of January 6, 2015.

NEWFIELD EXPLORATION COMPANY

By:	/s/ Lee K. Boothby
Lee K. Boothby
President, Chief Executive Officer and Chairman of the Board

By:	/s/ William D. Schneider
William D. Schneider

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Annex A
William D. Schneider
Summary of Regular Separation Benefits

The following is a summary of the regular separation benefits applicable to all eligible retiring participants. The Company’s Human Resources Department will provide you with a packet describing the benefits referenced below.

Employment Termination Date: Close of business on January 2, 2015.

Health & Welfare Programs: Executive meets the eligibility requirements for “Qualified Retirement” under the Newfield Exploration Company Self Funded Medical Plan. Accordingly, he (and his dependents) may receive, until age 65, or such other age he becomes eligible for Medicare (or its successor), continued medical, dental and vision coverage. It will be offered at the same premium rate paid by an active Company employee for either family or, as the case may be, single coverage. However, (1) Executive must make any enrollment changes within 30 days of his Employment Termination Date and (2) he will be responsible to pay his portion of the monthly premiums on or before the first day of each month directly to our Third Party Administrator. Prescription drugs will be handled in the same manner as if the retiree were an active employee. If any of such medical, dental or vision benefits are taxable to the Executive and are not exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. Executive shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the period commencing on the Employment Termination Date and ending on the date he becomes eligible for Medicare (or its successor). The amount of such welfare benefit expenses eligible for reimbursement or the in-kind benefits provided during the Executive's taxable year will not affect the expenses eligible for reimbursement, or the benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Internal Revenue Code of 1986, as amended). Executive's right to such reimbursement or direct provision of such benefits is not subject to liquidation or exchange for another benefit. To the extent that such benefits provided to Executive are taxable to the Executive and are not otherwise exempt from Section 409A, any such reimbursement amounts to which Executive would otherwise be entitled during the first six months following the date of the Executive's Separation From Service shall be accumulated and paid to Executive on the date that is six months following the date of his Separation From Service. All such reimbursements by the Company shall be paid no later than the earlier of (1) the time periods specified in the plans and (2) the last day of Executive's taxable year following the taxable year in which the expense was incurred.

Executive will not be able to participate in the Section 125 Cafeteria Plan / Flexible Spending Accounts (FSA) after the Employment Termination Date. Participation in the Health Care Reimbursement Account will cease. He will be able to submit claims for health care expenses incurred up to his Employment Termination Date.

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Long-Term Disability and Term/Voluntary Life Insurance: All long-term disability and term life insurance coverage ends on the Employment Termination Date. Executive can convert the term life insurance coverage to an individual whole life policy if he so chooses or he can port the coverage as a term life policy. Executive must apply for individual coverage within 31 days from the Employment Termination Date. If he does not apply within 31 days, the option to convert will no longer be available.

Accidental Death and Dismemberment Insurance: All accidental death and dismemberment insurance coverage ends on the Employment Termination Date.

Vacation: All accrued (earned) and unused vacation will be paid out on the Employment Termination Date.

Employee Stock Purchase Plan: Executive’s participation in the Employee Stock Purchase Plan will automatically cease on the Employment Termination Date.

401(k) Plan: Executive has the option of leaving his funds in the Newfield Exploration Company 401(k) Plan. Executive also has the option to rollover all or a portion of a distribution of his funds into an Individual Retirement Account (IRA) of his choice.

Deferred Compensation Plan: Since Executive is a Specified Employee under the Newfield Exploration Company Deferred Compensation Plan, payment will be made in accordance with Executive’s form of payment elections, beginning on a date that is six months after his Separation From Service, as provided in the plan.

Change of Control Arrangements: Executive is a participant in the Company’s Change of Control Severance Plan and also has a Change of Control Severance Agreement with the Company. After the Employment Termination Date, Executive will no longer be eligible to receive benefits under the Company’s Change of Control Severance Plan or Executive’s Change of Control Severance Agreement since each document requires both (1) a termination of employment and (2) a Change of Control to be eligible for benefits.

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Annex B

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this “Agreement”) is effective as of January 14, 2015, and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”) and William D. Schneider, a retiring employee of the Company (“Retiring Employee”).

R E C I T A L S:

WHEREAS, Retiring Employee has entered into that certain Retirement Agreement, effective as of January 10, 2015, with the Company (the “Retirement Agreement”);

WHEREAS, pursuant to the terms of the Retirement Agreement, Retiring Employee is entitled to certain payments (the “Retirement Payments”); and

WHEREAS, it is a condition to Retiring Employee being entitled to the Retirement Payments that Retiring Employee enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, the Retirement Payments to be provided to Retiring Employee and the other covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions; Rules of Construction.

(a)           Definitions.  The following capitalized terms shall have the meaning given to it below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person.  “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Block 05/36 Contract” means the Petroleum Contract, originally dated January 23, 1996, as subsequently amended, by and between the following parties or their predecessors: Newfield China, CNOOC Limited, Kerr-McGee China Petroleum Ltd, a company organized and existing under the laws of the Commonwealth of The Bahamas, and SPC E&P (China) Pte. Ltd, a company organized and existing under the laws of Singapore.

“Block 16/05 Contract” means the Petroleum Contract, originally dated August 14, 2007, as subsequently amended, by and between the following parties or their predecessors: Newfield China and CNOOC Limited.

“Competing Business” means any business involved in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area; provided, however, that “Competing Business” shall not include (i) any business that provides services solely to assist other Persons in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas but does not itself acquire or develop, or explore for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area, or (ii) any international business that may be owned, controlled by or an Affiliate of an entity or other business operating in the Covered Area.

“Covered Area” means the areas covered by the Block 05/36 Contract and the Block 16/05 Contract and those counties within the United States of America in which the Company is operating or with respect to which the Company is actively considering for operations, in each case, as of December 31, 2014.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

“Term” means the period commencing on the date hereof and ending on second anniversary of the date hereof.

(b)           Rules of Construction.  For purposes of this Agreement (i) unless the context otherwise requires, (A) “or” is not exclusive; (B) words applicable to one gender shall be construed to apply to each gender; (C) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (D) the term “Section” refers to the specified Section of this Agreement, (ii) the Section and other headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (iii) a reference to any Person includes such Person’s successors and assigns.

2.           Non-Competition and Non-Solicitation. During the Term, subject to the exceptions herein, Retiring Employee covenants and agrees with the Company that Retiring Employee shall not, directly or indirectly, individually, through an Affiliate or otherwise (including as an officer, employee or consultant, but specifically excluding service on any board of directors or comparable bodies, whether for profit or not-for-profit) own an interest or engage in, participate with or provide any financial or other support, assistance or advice to any Competing Business; provided, however, that Retiring Employee may (i) when taken together with the ownership, directly or indirectly, of all of his Affiliates, own, solely as an investment, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market so long as Retiring Employee is not an officer, employee of, or analogously employed or engaged by (other than as a director (or comparable position)), such Person or any of such Person’s Affiliates or (ii) own securities issued by the Company. In addition, Retiring Employee agrees that during the Term he shall not, directly or indirectly: (1) endeavor to entice away from the Company or any of its Affiliates any individual or entity who was or is a material customer, material supplier or material business relation or otherwise interfere with the relationship between the Company or its Affiliate and such material customer, supplier or business relation, (2) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or contractor of the Company or any of its Affiliates, if such business competes with or will compete with the Company or any of its Affiliates, or (3) employ, engage as a consultant, or solicit employment, engagement as a consultant, of any employee or contractor of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.  Retiring Employee agrees that the restrictions contained in this Section 2 are necessary to protect Company’s goodwill and confidential information the Company has provided to Retiring Employee.  Notwithstanding the foregoing, the parties expressly acknowledge and agree that nothing herein shall prohibit Retiring Employee from serving on the boards of directors (or comparable bodies), or committees thereof, of any entity (including an entity that constitutes a Competing Business) so long as Retiring Employee’s duties on the board (or comparable body) of any Competing Business are consistent with those customary of a board member in the industry.

3.           Specific Performance; Injunctive Relief. Retiring Employee specifically acknowledges and agrees that the Company, in providing the Retirement Payments, has relied on the agreements and covenants of Retiring Employee contained in this Agreement and that the terms of this Agreement are reasonable and necessary for the protection of the Company.  Retiring Employee specifically acknowledges and agrees that any breach or threatened breach by Retiring Employee of his or her agreements and covenants contained herein would cause the Company irreparable harm not compensable solely in damages.  Retiring Employee further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Company be entitled to the remedies of specific performance, injunctive relief and similar remedies and Retiring Employee agrees to the granting of any such remedies upon a breach or threatened breach by Retiring Employee of any of the terms hereof.  The Company also shall be entitled to pursue any other remedies (at law or in equity) available to it for any breach or threatened breach of this Agreement, including the recovery of money damages.

4.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  The parties agree to cooperate in any revision of this Agreement that may be necessary to meet the requirements of law.  The parties further agree that a court may revise any provision of this Agreement to render the Agreement enforceable to the maximum extent possible.

5.           Amendment; Modification; Waiver.  No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company and Retiring Employee, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).

6.           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

7.           No Effect on Retiring Employee’s Obligations.  This Agreement shall in no way affect any other duties or obligations Retiring Employee owes to the Company by contract, law or otherwise.

8.           Legal Fees.  If either party hereto institutes any legal proceedings against the other for breach of any provision hereof, the losing party shall be liable for the costs and expenses of the prevailing party, including without limitation its reasonable attorneys’ fees.

9.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.           Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within that jurisdiction.  Venue shall lie exclusively with the district court of Montgomery County, Texas, and such courts shall have jurisdiction to hear all matters arising from this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Retiring Employee has executed this Agreement, in each case, as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY

By:
Name: Lee K. Boothby
Title: Chairman, President and Chief Executive Officer

RETIRING EMPLOYEE

By:
William D. Schneider

Annex C

The following outstanding, time-based unvested restricted stock units:

Date of Award	Forfeited Number of Restricted Stock Units
February 10, 2012	2,800
February 8, 2013	7,950
February 12, 2014	9,000
February 12, 2014	9,000

Annex D

Executive’s rights with respect to, and interests in, the following restricted stock unit awards are retained:

Grant Date	Award ID	Shares	Expiration Date
February 4, 2010	020410TSR269	5,100	March 31, 2015
February 11, 2011	021111TSR007	5,100	March 31, 2016
February 10, 2012	021012TSR007	7,000	March 31, 2017
February 8, 2013	020813TSR016	9,900	March 31, 2018
February 12, 2014	021214TSR009	14,000	March 31, 2017